FOR IMMEDIATE RELEASE

LADENBURG THALMANN REPORTS
FIRST QUARTER 2016 FINANCIAL RESULTS

Highlights:

•	First quarter 2016 revenues of $265.8 million

•	First quarter net income of $2.4 million

•	Client assets of approximately $126 billion at March 31, 2016

•	First quarter 2016 recurring revenue was 77% in independent brokerage and advisory services business

•	First quarter 2016 EBITDA, as adjusted, of $5.0 million

•	Shareholders’ equity of $370 million at March 31, 2016

MIAMI, FL, May 6, 2016 -- Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS, LTS PrA) today announced financial results for the three months ended March 31, 2016.
Dr. Phillip Frost, Chairman of Ladenburg, said, “Coming off a year of growth and expansion in our Independent Brokerage and Advisory Services Business (IBD), our network model performed solidly in the first quarter, with continued growth in advisory assets and fees.  Commissions remained strong, but were down in the single digits as a result of an industry-wide slowdown in alternative investments.  Additionally, we continued to see strong recurring revenues in our IBD business, which grew to 77% in the quarter.”
Richard Lampen, President and Chief Executive Officer of Ladenburg, said, “Our investment banking business declined in the period amidst a downturn in equity capital raising activity driven by volatile market conditions.  We remain focused on building valuable client relationships and will continue to explore cost effective ways to enhance our offering to better meet client needs.  We believe that our network of 4,000 independent financial advisors, in excess of $125 billion in client assets, and a talented banking team well position Ladenburg in an evolving financial services landscape.”

First Quarter 2016
First quarter 2016 revenues were $265.8 million, a 5% decrease from revenues of $278.8 million in the first quarter of 2015. Commissions revenue for the three months ended March 31, 2016 decreased by 8% to $127.9 million from $139.4 million for the comparable 2015 period, mainly a result of an industry-wide slowdown in alternative investments.
Net income attributable to the Company for the first quarter of 2016 was $2.4 million, as compared to net loss attributable to the Company of $3.6 million in the first quarter of 2015. Net loss available to common shareholders, after payment of preferred dividends, was $4.9 million or ($0.03) per basic and diluted common share for the first quarter of 2016, as compared to net loss available to common shareholders of $9.9 million or ($0.05) per basic and diluted common share in the comparable 2015 period. The first quarter 2016 results included approximately $8.2 million of non-cash charges for depreciation, amortization and compensation, $1.4 million of amortization of retention and forgivable loans, $1.2 million of interest expense and $8.8 million of income tax benefit. The first quarter 2015 results included approximately $9.9 million of non-cash charges for depreciation, amortization and compensation, $2.7 million of amortization of retention and forgivable loans, $1.4 million of interest expense, $0.3 million of loss on extinguishment of debt and $1.7 million of income tax benefit.
Recurring Revenues
For the three months ended March 31, 2016, recurring revenues, which consist of advisory fees, trailing commissions, cash sweep fees and certain other fees, represented approximately 77% of revenues from the Company’s independent brokerage and advisory services business.
EBITDA, as adjusted
EBITDA, as adjusted, for the first quarter of 2016 was $5.0 million, a 52% decrease from $10.5 million in the comparable 2015 period. Attached hereto as Table 2 is a reconciliation of EBITDA, as adjusted, to net income (loss) attributable to the Company as reported (see “Non-GAAP Financial Measures” below). The decline in EBITDA, as adjusted, for the first quarter of 2016 was primarily attributable to a $4.2 million decrease in EBITDA, as adjusted, in our Ladenburg segment as a result of lower investment banking revenues.
Client Assets
At March 31, 2016, total client assets under administration were approximately $126 billion, a decrease of 1% from approximately $127 billion at March 31, 2015. At March 31, 2016, client assets included cash balances of approximately $4.5 billion.
Stock Repurchases
During the quarter ended March 31, 2016, Ladenburg repurchased 1,523,392 shares of its common stock at a cost of approximately $3.7 million, representing an average price per share of $2.41. Since the inception of its stock repurchase program in March 2007, Ladenburg has repurchased 21,292,959 shares at a total cost of approximately $43.4 million, including purchases of 7,500,000 shares outside its stock repurchase program. Ladenburg has the authority to repurchase an additional 3,707,041 shares under its current repurchase plan.
Non-GAAP Financial Measures
Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for acquisition-related expense, amortization of retention and forgivable loans, change in fair value of contingent consideration related to acquisitions, loss on extinguishment of debt, non-cash compensation expense, financial advisor recruiting expense and other expense, which includes loss on write-off of receivable from subtenant, excise and franchise tax expense and compensation expense that may be paid in stock, is a key metric the Company uses in evaluating its financial performance. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as amortization of retention and forgivable loans and financial advisor recruiting expenses, or do not involve a cash outlay, such as stock-related compensation, which is expected to remain a key element in our long-term incentive compensation program. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, (loss) income before income taxes, net income (loss) and cash flows (used in) provided by operating activities.
About Ladenburg
Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS, LTS PrA) is a publicly-traded diversified financial services company based in Miami, Florida. Ladenburg’s subsidiaries include industry-leading independent broker-dealer firms Securities America, Inc., Triad Advisors, Inc., Securities Service Network, Inc., Investacorp, Inc. and KMS Financial Services, Inc., as well as Premier Trust, Inc., Ladenburg Thalmann Asset Management Inc., Highland Capital Brokerage, Inc., a leading independent life insurance brokerage company, and Ladenburg Thalmann & Co. Inc., an investment bank which has been a member of the New York Stock Exchange for 135 years. The company is committed to investing in the growth of its subsidiaries while respecting and maintaining their individual business identities, cultures, and leadership. For more information, please visit www.ladenburg.com.

Contact:    Paul Caminiti/Emily Deissler
Sard Verbinnen & Co
212-687-8080
# # #
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, growth of our independent brokerage and advisory business, growth of our investment banking business and future levels of recurring revenue. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, including the Department of Labor’s rule and exemptions pertaining to the fiduciary status of investment advice providers to 401(k) plan, plan sponsors, plan participants and the holders of individual retirement or health savings accounts, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015 and quarterly report on Form 10-Q for the quarter ended March 31, 2016 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

[Financial Tables Follow]

TABLE 1
LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended
	March 31,		%
	2016	2015	Change
Revenues:
Commissions	$127,910	$139,419	(8.3)%
Advisory fees	110,925	110,531	0.4%
Investment banking	4,502	6,607	(31.9)%
Principal transactions	133	424	(68.6)%
Interest and dividends	1,729	547	216.1%
Service fees and other income	20,597	21,295	(3.3)%
Total revenues	265,796	278,823	(4.7)%
Expenses:
Commissions and fees	199,741	210,962	(5.3)%
Compensation and benefits	36,827	34,406	7.0%
Non-cash compensation	1,355	3,260	(58.4)%
Brokerage, communication and clearance fees	5,030	5,425	(7.3)%
Rent and occupancy, net of sublease revenue	2,450	2,140	14.5%
Professional services	3,426	3,109	10.2%
Interest	1,207	1,440	(16.2)%
Depreciation and amortization	6,875	6,590	4.3%
Acquisition-related expense	—	108	(100.0)%
Loss on extinguishment of debt	—	252	N/A
Amortization of retention and forgivable loans	1,434	2,698	(46.8)%
Other	13,779	13,756	0.2%
Total expenses	272,124	284,146	(4.2)%
Loss before item shown below	(6,328)	(5,323)	18.9%
Change in fair value of contingent consideration	(57)	31	(283.9)%
Loss before income taxes	(6,385)	(5,292)	20.7%
Income tax benefit	(8,769)	(1,720)	409.8%
Net income (loss)	2,384	(3,572)	166.7%
Less: Net loss attributable to noncontrolling interest	(18)	(20)	(10.0)%
Net income (loss) attributable to the Company	2,402	(3,552)	167.6%
Dividend declared on preferred stock	(7,345)	(6,332)	16.0%
Net loss available to common shareholders	$(4,943)	$(9,884)	(50.0)%

Net loss per common share available to common shareholders (basic)	$(0.03)	$(0.05)	(40.0)%
Net loss per common share available to common shareholders (diluted)	$(0.03)	$(0.05)	(40.0)%

Weighted average common shares used in computation of per share data:
Basic	181,363,446	184,998,551	(2.0)%
Diluted	181,363,446	184,998,551	(2.0)%

TABLE 2
LADENBURG THALMANN FINANCIAL SERVICES INC.

The following table presents a reconciliation of EBITDA, as adjusted, to net income (loss) attributable to the Company as reported.

	Three months ended
	March 31,
(Unaudited; dollars in thousands)	2016	2015	% Change
Total revenues	$265,796	$278,823	(5)%
Total expenses	272,124	284,146	(4)%
Loss before income taxes	(6,385)	(5,292)	21%
Net income (loss) attributable to the Company	2,402	(3,552)	168%

Reconciliation of EBITDA, as adjusted, to net income (loss) attributable to the Company:

EBITDA, as adjusted	$5,037	$10,490	(52)%
Add:
Interest income	133	60	122%
Change in fair value of contingent consideration	(57)	31	(284)%
Less:
Loss on extinguishment of debt	—	(252)	(100)%
Interest expense	(1,207)	(1,440)	(16)%
Income tax benefit	8,769	1,720	410%
Depreciation and amortization	(6,875)	(6,590)	4%
Non-cash compensation expense	(1,355)	(3,260)	(58)%
Acquisition-related expense	—	(108)	(100)%
Amortization of retention and forgivable loans	(1,434)	(2,698)	(47)%
Financial advisor recruiting expense	(321)	(520)	(38)%
Other (1)	(288)	(985)	(71)%
Net income (loss) attributable to the Company	$2,402	$(3,552)	168%

(1)	Includes loss on write-off of receivable from subtenant of $855 for the three months ended March 31, 2015.